Exhibit 3.1

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.

ARTICLES OF AMENDMENT

Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIII of the Charter in its entirety and substituting in lieu thereof a new Article XIII as follows:

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter, including without limitation, (a) any amendment which would adversely affect the rights, preferences and privileges of the Stockholders and (b) any amendment to Sections 7.2, 7.5 and 7.11 of Article VII, Article IX, Article X and Article XII hereof and this Article XIII (or any other amendment of the Charter that would have the effect of amending such sections).

THIRD: The Charter is hereby further amended by deleting the existing Article XIV of the Charter in its entirety.

FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: These Articles of Amendment shall become effective at 3:00 p.m., Eastern time, on December 21, 2020.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 21st day of December 2020.

ATTEST:		COLE CREDIT PROPERTY TRUST V, INC.

By:	/S/ Laura Eichelsderfer	By:	/S/ Nathan D. DeBacker

Name:	Laura Eichelsderfer	Name:	Nathan D. DeBacker
Title:	Secretary	Title:	Vice President, Chief Financial Officer and Treasurer